                                                                   EXHIBIT 10.18

                      SUBCONTRACT NO. N00024-00-C-5136-01
                                    CONTENTS

Article I      Scope of Work ..............................................    1

Article II     Subcontract Type and Quantity ..............................    1

Article III    Purchasing .................................................    1

Article IV     Period of Performance ......................................    4

Article V      Compensation, Payment, and Accounting ......................    5

Article VI     Payment of Fee .............................................    7

Article VII    Contract Data and Deliverable Requirements .................    8

Article VIII   Shipping and Delivery ......................................    8

Article IX     Inspection and Acceptance ..................................    9

Article X      Personnel ..................................................    9

Article XI     Security Requirements ......................................   11

Article XII    Proprietary Information; Organizational Conflict of
               Interest; Year 2000 Compliance .............................   11

Article XIII   Notice of Delays; Action ...................................   13

Article XIV    Disputes ...................................................   14

Article XV     Liability ..................................................   15

Article XVI    Changes ....................................................   16

Article XVII   Scope of Agreement .........................................   16

Article XVIII  Assignment .................................................   16

Article XIX    Waiver .....................................................   16

Article XX     General and Special Provisions .............................   16

Article XXI    Second Tier Subcontractors .................................   17

Article XXII   Attachments ................................................   17

Article XXIII  Order of Precedence ........................................   17

Article XXIV   Points of Contact ..........................................   17

                                SUBCONTRACT NO.
                             NO. N00024-00-C-5136-01

THIS SUBCONTRACT is effective the 25th day of August, 2000, by and between Advanced Engineering & Research Associates, Inc., a Virginia Corporation, with its corporate office located at 6350 Walker Lane, Suite 100, Alexandria, VA 22310 (hereafter "AERA" or "Prime Contractor"),

                                       and

ANADAC, Inc., a Virginia corporation, with its corporate office located at 2200 Clarendon Blvd., Suite 900 , Arlington, VA, 22201 (hereafter "Subcontractor").

                                   WITNESSETH

WHEREAS, AERA desires Subcontractor to provide non-personal services as outlined in Attachment A, Statement of Work (SOW) in support of the Naval Sea Systems Command as may be required in the performance of Prime Contract No. N00024-00-C-5136 (hereafter "Program"); and

WHEREAS, Subcontractor desires to undertake the performance of said services;

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, it is agreed between the parties as follows:

ARTICLE I       SCOPE OF WORK

The Subcontractor shall furnish all personnel, equipment, facilities, and services (except as otherwise specified herein) necessary to provide support of the Program as set forth in Attachment A, "Statement of Work Subcontractor agrees that the performance of work and services, pursuant to the requirements of this Subcontract, shall conform to high professional standards.

ARTICLE II      SUBCONTRACT TYPE AND QUANTITY

(a)     Type. This Subcontract is a Cost Plus Fixed Fee (CPFF).

(b) Quantity. The Subcontractor shall provide up to the manhour quantities for the estimated cost and fixed fee as shown in Attachment A.

        Minimum Order. The minimum order under this Subcontract is $0.00.

        (1) Maximum Order. The maximum order under this Subcontract is limited by (1) FAR 52-219-14, Limitations on Subcontracting, and (2) available contract ceiling.

(c) Available Ceiling. Notwithstanding the foregoing, ceiling will be available to the Subcontractor only to the extent that prime contract ceiling is available to AERA after accounting for previous work awarded, under negotiation, or anticipated, or otherwise restricted by FAR 52-219-14, Limitations on Subcontracting.

ARTICLE III     PURCHASING

(a) General. All services to be performed shall be set forth in individual Purchase Orders ("POs") on a CPFF basis unless otherwise agreed. Purchase Orders shall be executed on an as-


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

needed basis throughout the term of this Subcontract. No effort is authorized absent a duly executed PO. Work contemplated under each PO will be work desired by the government that AERA deems appropriate for ANADAC to accomplish in accordance with the agreements contained herein.

(b)     Purchase Order Process.

        (1) AERA issues Purchase Order. AERA will promptly issue a PO to the Subcontractor reflecting the Subcontractor's proposal to AERA as accepted by the government, and as otherwise necessary to fulfill the obligations set forth in the Teaming Agreement between AERA and the Subcontractor dated February 29, 2000. In the event that AERA's Prime contract is not fully funded, Subcontractor's PO will reflect only the level of funding available to AERA for Subcontractor's effort on the date of issue of the PO. Each PO issued shall identify:

                (A) Subcontractor's total estimated level of effort by, estimated cost and fixed fee by CLIN, SLIN, and ACRN;

                (B)     Statement of Work and CDRLs; and

                (C)     Period of performance.

POs shall be consistent with the general scope of work set forth in this Subcontract and shall not change the terms, conditions, or specifications incorporated into this Subcontract.

        (2) Assigned Personnel. Subcontractor is responsible for ensuring that the personnel assigned to the PO meet the experience and training requirements of the Prime Contract labor categories, included in Attachment A hereto.

        (3) Authorization Required. Subcontractor shall perform no work, and AERA will make no payment, for any work performed except as authorized by a PO signed by both Parties. However, AERA shall recognize and pay for all work performed by Subcontractor commencing on June 30, 2000 and prior to the execution of this subcontract as authorized in AERA's letter dated July 5, 2000 as if a PO had been effective as of June 30, 2000. Subcontractor will conform invoices for this period to the requirements contained herein.

        (4) AERA modifies PO. From time to time, AERA may unilaterally modify outstanding POs as follows:

                (A) Authorize additional effort and period of performance to reflect incremental funding provided by the Government;

                (B) Change the technical scope of work and/or completion date to reflect Prime contract modifications issued unilaterally by the Government; or

                (C)     As otherwise provided by this Subcontract.

POs may otherwise be modified by mutual agreement of the parties. Changes that have a cost impact will be submitted to Subcontractor in advance for a revised cost proposal (as required) to serve as the basis for negotiating the change.

All POs issued hereunder are subject to the terms and conditions of this Subcontract. In the event of any conflict between the terms of a PO and those of this Subcontract, the Subcontract shall govern.

        (5)     Technical Instructions (April 1999) 5252.242-9115.

        When necessary, technical instruction or clarification concerning the details of specific tasks set forth in the contract shall be given through issuance of Technical Instruction Letters (TILs) by the AERA Program Manager. As used herein, technical instruction instructions are defined to include the following:

        (1) Instructions to the Contractor which suggest pursuit of certain lines of inquiry, shift work emphasis, fill in details or otherwise serve to accomplish the contractual statement of work.

        (2) Guidelines to the Contractor which assist in the interpretation of drawings, specifications or technical portions of work description.

                (A) Each TIL shall be in writing and shall include, as a minimum, the following information:

                        (i)     Date of TIL:

                        (ii)    Contract and TIL number;

                        (iii) Reference to the relevant section or item in the statement of work;

                        (iv)    Signature of the Program Manager.

                (B) Technical instructions must be within the general scope of work stated in the subcontract. Technical instructions may not be used to:
(1) assign additional work under the subcontract; (2) direct a change as defined in the "CHANGES" clause of this subcontract; (3) increase or decrease the subcontract price or estimated subcontract amount (including fee), as applicable, the level of effort, or the time required for subcontract performance; or (4) change any of the terms, conditions or specifications of the subcontract.

                (C) Each TIL issued hereunder is subject to the terms and conditions of this Subcontract; and in no event shall technical Instructions constitute an assignment of new work or changes to such nature as to justify any adjustment to the fixed fee, estimated costs, or delivery terms under the contract. In the event of a conflict between a TIL and this contract, the contract shall control.

                (D) When in the opinion of the Subcontractor a technical instruction calls for effort outside the Subcontract statement of work, the Subcontractor shall notify AERA thereof in writing, within two (2) working days of having received the technical instruction in question. The Subcontractor shall undertake no performance to comply with the technical instruction until the matter has been resolved through formal Subcontract modification or other appropriate action.

                (E) Oral technical Instructions may be given by the AERA Program Manager only in emergency circumstances, and provided that any oral technical instruction given is reduced in writing by the AERA Program Manager within two (2) working days of its issuance.

                (F) Amendments to a TIL shall be in writing and shall include the information set forth in paragraph (b) above. A TIL may be amended orally only by the AERA Program Manager in emergencies; oral amendments shall be confirmed in writing within two (2) working days from the time of the oral communication amending the TIL by a TIL modification.

                (G) Unless Subcontractor notifies AERA's Program Manager in writing reasonably in advance and AERA's Program Manager agrees in writing within a reasonable period of time, any effort undertaken by the Subcontractor pursuant to oral or written technical instructions issued other than in accordance with the provisions herein (including oral or written instruction provided directly by the Government) shall be at the Subcontractor's risk of not recovering related costs incurred and corresponding proportionate amount of fixed fee, if any.

        (6)     Government Interface.

                (A) Subcontractor personnel may interface directly with the Government Technical Point of Contact ("TPOC") and other personnel in the TPOC's organization in the course of performance of POs under this Subcontract. Such interface is encouraged to permit free exchange of technical ideas and data to facilitate efficient and effective Prime Contract performance.

                (B) However, Subcontractor is not authorized to accept Government instruction on behalf of AERA. Subcontractor is not authorized to make offers, commitments, or otherwise negotiate with the Government on AERA's behalf or its own behalf in its capacity as a subcontractor to AERA. In case of occurrence of any such events, Subcontractor shall (i) suggest to the Government representative that the AERA Program Manager be involved in all such discussions, and (ii) immediately report to AERA any attempt by Government personnel to provide such instruction or conduct such negotiations.

                (C) Subcontractor's monthly contract management reports shall list all data exchanged and shall summarize all significant technical discussion with Government personnel during the reporting period.

                (D) Under no circumstances shall the Subcontractor initiate contact with AERA's Procuring Contracting Officer ("PCO"), Administrative Contracting Office ("ACO"), Contracting Officer's Representative ("COR"), or their respective support staff, with respect to any matters pertaining to this Subcontract or the Prime Contract, without the advance consent of AERA's Program Manager or Director of Contracts.

ARTICLE IV PERIOD OF PERFORMANCE

Unless terminated or discontinued in accordance with other requirements herein, the period of performance for the Subcontract shall be from the effective date of the Subcontract through the end date of the Prime Contract, including all options exercised by the Government, as shown below. However, should the Prime Contract period of performance be extended by the Government, the period of performance of this Subcontract shall also be extended accordingly.

       SUBCONTRACT LINE ITEM (SCLIN)                            PERIOD OF PERFORMANCE
       -----------------------------                            ---------------------

0001 and 0003                                             June 30, 2000 to June 29, 2001

0005, 0006 (if exercised by the Government)        Date of option exercise through twelve (12)
                                                   months thereafter

0007, 0008 (if exercised by the Government)        Date of option exercise through twelve (12)
                                                   months thereafter

0009, 0010 (if exercised by the Government)        Date of option exercise through twelve (12)
                                                   months thereafter

       SUBCONTRACT LINE ITEM (SCLIN)                            PERIOD OF PERFORMANCE
       -----------------------------                            ---------------------

0011, 0012 (if exercised by the Government)        Date of option exercise through twelve (12)
                                                   months thereafter

AERA agrees to exercise the Subcontract option periods effective upon the Government's exercise of the Prime Contract option periods.

ARTICLE V       COMPENSATION, PAYMENT, AND ACCOUNTING

(a) General. Reimbursement for labor and other costs incurred in the performance of this Subcontract shall be made on a PO basis and shall in no event exceed the not-to-exceed amounts specified for each PO without a fully executed modification to the PO. Subcontractor shall assure that each and every individual assigned to work under each PO meets the labor category descriptions contained in Attachment A hereto.

(b)     ODCs.

        (1) In the event that Travel or Other Direct Costs (ODCs) are required in the performance of work, the amount shall be specified in applicable POs and payment of ODCs shall be made on the reasonable allowable and allocable actual costs incurred, inclusive, if applicable, of DCAA approved indirect rates. In addition, payment of allowable ODCs is subject to FAR Clauses 52.232-20, Limitation of Costs, and/or 52.232-22, Limitation of Funds, as applicable; 52.216-7, Allowable Costs and Payment; FAR 31.2, Contract Cost Principles and Procedure for Commercial Organizations; and the limitations delineated in Attachment A. In no event shall Subcontractor be reimbursed for amounts that exceed the ceiling amounts specified in the PO.

        (2) Reimbursable travel costs include only that travel performed from the Contractor's facility to the worksite, in and around the worksite, and from the worksite to the Contractor's facility. The Contractor shall not be reimbursed for:

  (i) relocation costs and travel costs incident to relocation as defined in FAR 31-205-35; and/or

  (ii)  the following daily local travel costs:

        - travel at U. S. Military Installations where Government transportation is available,

        - travel performed for personal convenience/errands, including commuting to and from work, and

        - travel costs incurred in the replacement of personnel when such replacement is accomplished for the Contractor's or employee's convenience.

        (3) The Subcontractor shall, to the extent of its ability, acquire materials and services at the most advantageous prices available with due regard to securing timely delivery of satisfactory materials and take all cash and trade discounts, rebates, allowances, credits, salvage commissions, and bonification offered to Subcontractor by vendors in pursuit of said materials and services. Travel and per diem costs will be reimbursed based on actual costs, not to exceed the lodging and per diem rates specified in the Joint Travel Regulations in effect at the time travel is actually performed.

(c) Availability and Limitation of Funds. It is expressly understood by the Subcontractor that this Article is subject to the Government's availability of funds for this project, the Government's requirement for the Subcontract portion of work, and the amount of funds obligated to the Prime Contract for performance of work detailed in Attachment A, "Statement of Work," to this Subcontract.

(d)     Invoicing.

        (1) Invoices (original plus four (4) copies) shall be submitted individually for each PO, no more frequently than once monthly. Each invoice shall include a completed SF-1034 as a cover page. Invoices shall be submitted to AERA's Program Manager, and shall contain at minimum the following information:

                (A)     Invoice date and period covered by the invoice;

                (B)     Sequential invoice number;

                (C)     Name of Subcontractor;

                (D)     Prime Contract number;

                (E)     Subcontractor PO number;

                (F) Total PO value, dollars and hours, including all modifications;

                (G) Name and address to which payment is to be sent (which must be the same as that in the Subcontract or on a proper notice of assignment);

                (H) Name (where practicable), title, phone number and mailing address of person to be notified in event of defective invoice;

        Vessel (e.g., ship, submarine or other craft) or system which supply/service is provided;

                (I) Any other information or documentation required by other provisions of this Subcontract or the PO;

                (J)     Incurred cost data:

                        (i)     Current and cumulative manhours-to-date, by;

                        (ii) Current and cumulative costs-to-date, including burdened costs by CLIN, SLIM, ACRN, and cost element (including labor, materials, travel, etc.); and

                        (iii) Accrued Fixed Fee and fee withholding computation in accordance with Article VI below.

        (2) There shall be a lapse of no more than thirty (30) calendar days between the end of the performance period and submission of an invoice, except in the case of final invoices. In the event the Subcontractor fails to tender an invoice within thirty (30) calendar days, AERA may request an estimate from the Subcontractor for purposes of invoicing the Government. In no event, however, shall the Subcontractor receive payment until it renders a proper invoice. Invoices submitted more than forty-five (45) calendar days after completion of the applicable performance period may be subject to an administrative handling charge. Such administrative charge shall be in addition to, and not in lieu of, any other remedies AERA may have under this Subcontract for late invoice submission

        (3)     A certificate of performance and DD-250 are NOT required.

        (4) The final invoice for each PO will be designated as such, and shall list all other invoices.

(e) Payment. AERA shall include Subcontractor's PROPERLY PREPARED and submitted invoices in AERA's next regularly scheduled invoice to the Government. Subcontractor invoices must be received by the AERA Accounting Department by the 5th of each month to be included in AERA's regularly scheduled invoice on the 15th of that month to the government. Any incomplete or improperly prepared invoices will be rejected and not included in that month's billing cycle. Within fifteen (15) days of receipt of payment from the Government, AERA shall make payment to the Subcontractor, provided that the payment includes Subcontractor's invoice. However, in no event shall payment to the Subcontractor exceed 90 days from the date of Subcontractor's properly tendered invoice. Payment shall be considered made on the date which a check for such payment is mailed.

(f) Final Financial Report. Within twenty days after completion of the work under each PO, the Subcontractor shall submit the following information directly, in writing, to the AERA Contracts administrator, with a copy to the AERA Program Manager:

        (1) The total number of man-hours of direct labor, including subcontract labor, expended and a breakdown of this total showing the number of man-hours expended in each direct labor classification, including the identification of the key employees utilized;

        (2) The Contractor's estimate of the total allowable cost incurred under the PO; and

        (3) In the case of a cost underrun, the amount by which the estimated cost of the Purchase Order may be reduced to recover excess funds.

(g) Expediting Contract Closeout. As part of the negotiated fixed price or total estimated amount of this contract, both AERA and the Subcontractor have agreed to waive any entitlement that otherwise might accrue to either party in any residual dollar amount of $500 or less at the time of final contract closeout. The term "residual dollar amount" shall include all money that would otherwise be owed to either party at the end of the contract, except that, amounts connected in any way with taxation, allegations of fraud and/or antitrust violations shall be excluded. For purposes of determining residual dollar amounts, offsets of money owed by one party against money that would otherwise be paid by that party may be considered to the extent permitted by law. This agreement to waive entitlement to residual dollar amounts has been considered by both parties. It is agreed that the administrative costs for either party associated with collecting such small dollar amounts could exceed the amount to be recovered.

ARTICLE VI      PAYMENT OF FEE

(a) Allocating Fixed Fee. For each PO issued to Subcontractor, Fixed Fee shall be allocated at seven (7) percent of Subcontractor's total estimated cost for the PO.

(b) Invoicing Fee. Fixed Fee may be invoiced at seven (7) percent of total cost shown in each invoice. After payment of 85 percent of the fixed fee, AERA may withhold further payment of fee not to exceed 15 percent of the total fixed fee or $100,000 whichever is less.

(c) Incrementally Funded Orders In the event of discontinuance of the work in accordance with the FAR 52.232.22, Limitation of Funds, the fixed fee shall be redetermined by mutual agreement equitably to reflect the reduction of the work performed. The amount by which such fixed fee is less than or exceeds payments previously made on account of fee, shall be paid to (or repaid by) the Subcontractor.

(d) Disposition of Withheld Fee. Fee withheld pursuant to paragraph (b) above and pursuant to 52.216-8, Fixed Fee, incorporated herein by reference, will be paid to Subcontractor as follows:

        (1) Fee withheld pursuant to paragraph (b) above shall be paid to Subcontractor when the Subcontractor affirmatively certifies that it has met the level of effort requirements of the PO. If the Subcontractor has not met its level of effort requirement, the fee withheld pursuant to paragraph (b) above shall be paid only if and when the Government affirmatively elects not to equitably reduce AERA's Fixed Fee pursuant to Prime Contract Clause 5252.216-9122, LEVEL OF EFFORT (JULY 1986). Otherwise, fee withheld shall be retained by AERA to liquidate AERA's obligation to the Government.

        (2) Fee withheld pursuant to FAR 52.216-8, Fixed Fee, will be paid to Subcontractor within ten (10) calendar days of the date when the Government pays AERA its Fixed Fee withheld under the Prime Contract -pursuant to pursuant to FAR 52.216-8.

ARTICLE VII     CONTRACT DATA AND DELIVERABLE REQUIREMENTS

(a) Contract management reports (progress reports) as described in POs shall be submitted to AERA's Program Manager or designee no later than the fifth of the month following the reporting period.

(b) The Subcontractor shall submit other deliverables specified in to AERA's Program Manager at least five (5) calendar days in advance of the due date to the Government, or as otherwise directed by POs. In general, all deliverables shall be submitted to the AERA Program Manager or his designee for transmittal to the Government or incorporation into AERA deliverables, as appropriate. Individual POs may authorize direct transmittal to the Government.

ARTICLE VIII    SHIPPING AND DELIVERY

(a) Packaging. Preservation, packing, and packaging for shipment of all items delivered/shipped hereunder shall be in accordance with best commercial practices and adequate to ensure acceptance by common carrier and safe transportation and delivery. Time is of the essence in this Subcontract.

(b) Classified reports, data, and documentation shall be prepared for shipment in accordance with National Industrial Security Program Operating Manual (NISPOM), DOD 5220.22-M dated January 1995.

(c) Marking. All reports and data delivered by the Subcontractor under this Subcontract shall be delivered to an address designated by the AERA Program manager. However, all reports and data delivered by the Subcontractor under this Subcontract shall prominently show on the cover of the report or data:

        (1)     Name and business address of AERA:

                Advanced Engineering & Research Associates, Inc.
                6350 Walker Lane, Suite 100
                Alexandria, VA 22310

        (2)     AERA Prime Contract Number

        (3)     Subcontract number

        (4)     Subcontractor name and address

        (5)     The statement, "This Contract was competitively awarded."

        (6)     Name, activity, office, and location of the Government sponsor.

(d) ADDITIONAL MARKING REQUIREMENTS FOR FMS ITEMS (NAVSEA) (SEP 1992); The following identifying marks shall appear on the outside of each box, parcel and/or crate and all shipping papers included in each shipment:

                ______  NAVY
                FMS CASE ______
                REQUISITION NO
                ITEM DESCRIPTION

- If a consolidated shipment of several items in one container is forwarded, add to the above information "CONSOLIDATED SHIPMENT, CONTAINS _________ ITEMS".

- The inscription "UNITED STATES OF AMERICA" shall be affixed in a suitable size indelible stencil, label or printed form on all external shipping containers or the exterior surface of uncrated items.

- All invoices, correspondence, reports and other documents shall be identified with the appropriate FMS case designator, requisition number(s), and item description(s).

(e) F.O.B. Point. Materials furnished pursuant to this Subcontract shall be shipped F.O.B. destination with all shipping and transportation costs prepaid.

ARTICLE IX INSPECTION AND ACCEPTANCE

The AERA Program Manager will inspect all items and accept all work and effort to be provided and delivered under this Subcontract.

ARTICLE X PERSONNEL

(a) Addition or Substitution of Personnel (Services) (Mar 1999) 5252.237-9501 (Modified).

        (1) A requirement of this Subcontract is to maintain stability of personnel proposed in order to provide quality services. The Subcontractor agrees to assign only those key personnel whose resumes were submitted and approved, and who are necessary to fulfill the requirements of the effort. The Subcontractor agrees to assign to any effort requiring non-key personnel only personnel who meet or exceed the applicable labor category descriptions. No substitution or addition of key personnel shall be made except in accordance with this clause.

        (2) If key personnel for whatever reason become unavailable for work under the Subcontract, or are expected to devote substantially less effort to the work than indicated in the proposal, the Subcontractor shall propose a substitution to such key personnel, in accordance with paragraph (4) below.

        (3) The Subcontractor agrees that during the term of the contract no key personnel substitutions or additions will be made unless necessitated by compelling reasons including, but not limited to, an individual's illness, death, termination of employment, declining an offer of employment (for those individuals proposed as contingent hires), or maternity leave. In such an event, the Subcontractor must promptly provide the information required by paragraph
(4) below to AERA for approval prior to the substitution or addition of key personnel.

        (4) All proposed key personnel substitutions shall be submitted, in writing, to AERA immediately upon Subcontractor's knowledge of the need for a proposed substitution. Whenever reasonably possible, proposed substitutions shall be submitted at least sixty (60) days (one hundred twenty (120) days if a security clearance must be obtained) prior to the proposed substitution. Each request shall provide a detailed explanation of the circumstances necessitating the proposed substitution, a complete resume for the proposed substitute, information regarding the full financial impact of the change, and any other information requested by AERA as required by the Government Contracting Officer to approve or disapprove the proposed substitution. All proposed substitutes (no matter when they are proposed during the performance period) shall have qualifications that are equal to or higher than the qualifications of the person being replaced.

        (5) AERA shall evaluate requests for substitution and addition of key personnel, forward such requests to the Government Contracting Officer, and promptly notify the Subcontractor, in writing, of whether the request is approved or disapproved once it has been notified by the government.

        (6) If AERA determines that suitable and timely replacement of personnel who have been reassigned, terminated or have otherwise become unavailable to perform under the contract is not reasonably forthcoming within thirty (30) days, or that the resultant reduction of productive effort would impair the successful completion of the prime contract, AERA may, at its discretion, replace the personnel with its own personnel and unilaterally reduce the Subcontractor's PO level of effort, estimated cost, fixed fee, and technical scope accordingly.

        (7) Noncompliance with the provisions of this clause will be considered a material breach of the terms and conditions of this Subcontract for which AERA may seek any and all appropriate remedies including Termination for Default pursuant to FAR Clause 52.249-6, Alt IV, "Termination
(Cost-Reimbursement)."

(b) Removal. AERA reserves the right to require that the Subcontractor remove from this program any person, whether key or not, whose performance, in the opinion of AERA Program Manager, jeopardizes performance of the Prime Contract. Should such a determination be made, the Subcontractor shall be notified in writing and be given a reasonable opportunity to replace the person removed. In the case of removal of a Key Personnel, the Subcontractor shall be required to propose a qualified replacement within twenty-five (25) days in accordance with paragraph (a)(4) of this Article. If such request is made, Subcontractor will remove said person or people from the Program within the time limit set forth in said request.

(c) Solicitation of Employees. Because the success and performance of this Agreement and any resultant Contract and Subcontract depends on the continuity of work forces of the Parties, and the loss of employees from either of the Parties may detrimentally effect the performance of the Prime Contract or Subcontract, the Parties agree that:

        (1) During the term of this Subcontract, neither Party shall, directly or indirectly, solicit for employment any of the employees of the other who are substantially involved in the performance of the Prime Contract or Subcontract.

        (2) Notwithstanding paragraph (1) above, the Parties shall be allowed to engage in normal advertising for personnel in newspapers and other standard commercial publications.

        (3) This provision shall survive the termination of this Subcontract for a period of one (1) year.

ARTICLE XI SECURITY REQUIREMENTS

(a) Performance under this Subcontract may involve access to classified material, work in a security area, or both. If required, AERA will provide a Subcontract Security Classification Specification, DD Form 254, by subcontract modification, which will define the basis for access and control of all classified information, be provided if required.

(b) The Subcontractor shall conduct an industrial security program in accordance with DoD Industrial Security Manual for Safeguarding Classified Information.

(c) AERA shall assist Subcontractor to obtain personnel building passes to the Naval Sea Systems Command Headquarters buildings in Arlington, Virginia.

ARTICLE XII PROPRIETARY INFORMATION; ORGANIZATIONAL CONFLICT OF INTEREST; YEAR 2000 COMPLIANCE

(a) Proprietary Data. The Parties contemplate exchanging Proprietary Data to fulfill their obligations under this Subcontract. All such data shall be exchanged and handled pursuant to Attachment D hereto.

(b) Organizational Conflicts of Interest (Services) (July 1998) 5252.209-9510 (Modified)

        (1) purpose. The primary purpose of this clause is to ensure that the Subcontractor (1) does not obtain an unfair competitive advantage over other parties by virtue of its performance of this subcontract, and (2) is not biased because of its current or planned interests (financial, contractual, organizational or otherwise) which relate to the work under this subcontract.

        (2) Scope. The restrictions described herein shall apply to performance or participation by the Subcontractor and any of its affiliate organizations or their successors in interest (hereinafter referred to collectively as the "Subcontractor") in the activities covered by this clause as a prime contractor, subcontractor, co-sponsor, joint venturer, consultant, or in any similar capacity.

                (A) The financial, contractual, organizational and other interests of Subcontractor personnel performing work under this subcontract shall be deemed to be the interests of the Subcontractor for the purposes of determining the existence of an Organizational Conflict of Interest. Any subcontractor which performs any work relative to this subcontract shall be subject to this clause. The Subcontractor agrees to place in each subcontract affected by these provisions the necessary language contained in this clause.

                (B). OF PRIMARY CONCERN ARE THOSE CONTRACTUAL ARRANGEMENTS IN WHICH THE OFFEROR PROVIDES SUPPORT TO PROGRAM EXECUTIVE OFFICE THEATER SURFACE COMBATANTS, OR RELATED LABORATORIES (IF APPLICABLE), IN SUPPORT OF OPERATION OF THE OFFICE OR ANY OF ITS PROGRAMS. GENERAL GUIDANCE MAY BE FOUND IN FAR 9.505

        (3) Remedies. In the event the Subcontractor fails to comply with the provisions of this clause, such noncompliance shall be deemed a material breach of the provisions of this subcontract. If such noncompliance is the result of conflicting financial interest involving Subcontractor personnel performing work under this subcontract, AERA may require the Subcontractor to remove such personnel from performance of work under this subcontract. Further, AERA may elect to exercise its right to terminate for default in the event of such noncompliance. Nothing herein shall prevent AERA from electing any other appropriate remedies afforded by other provisions of this subcontract, by applicable statutes or by applicable regulations.

        (4) Warranty Against Existing Conflict of Interest. The Subcontractor warrants that it does not have any contracts or subcontracts which create an Organizational Conflicts of Interest in relation to its performance of this effort. During the term of this the Subcontractor agrees to disclose to AERA and the Government information concerning any contract or subcontract that may create or appear to create an Organizational Conflict of interest between the Subcontractor and its affiliates and any other party relative to this effort. Such information must include:

                (A)     the name, address, phone and fax of the other party;

                (B) A copy of the relevant work authorization creating the Conflict of Interest

                (C) a description of the work to be performed under the contract or subcontract with the other party;

                (D)     the dollar amount of the contract or interest;

                (E)     the period of performance.

                (F) any additional information the Contracting Officer should consider in making a determination of whether a conflict of interest exists.

The Government and/or prime contractor may independently verify the information received from the offeror. Notwithstanding the above, the Government and/or Prime Contractor reserves the right to determine whether a conflict of interest exists based on any information received from any source

(c)      YEAR 2000 COMPLIANCE REQUIREMENT -- INFORMATION TECHNOLOGY (FEB 1999)

        (1) All information technology (IT), whether commercial or noncommercial, delivered under this subcontract that will be required to perform date/time processing involving dates subsequent to December 31, 1999, shall be Year 2000 compliant if properly installed, operated, and maintained in accordance with the prime contract specifications and applicable documentation. If the prime contract requires that specific deliverables operate together as a system, this requirement shall apply to those deliverables as a system.

        (2) "Information Technology" or "IT," as used in this requirement, means "information technology" as that term is defined at FAR 2.101, and further including those items that would otherwise be excluded by paragraph (c) of that definition. "Year 2000 compliant" (as defined at FAR 39.002) means that the IT accurately processes date/time data (including), but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other IT, used in combination with the IT being delivered, properly exchanges date/time data with it. The "proper exchange" of date/time data shall be in accordance with the interface requirements specification(s) of the prime contract.

        (3) For line item deliverables which are commercial items (as defined at FAR 2.101), and which include commercial IT, the terms and conditions of the standard commercial warranty covering such commercial IT shall apply in addition to, and to the extent such terms and conditions are consistent with, this requirement. Any applicable commercial warranty shall be incorporated into this subcontract by attachment.

        (4) Notwithstanding any provision to the contrary in any other warranty of this subcontract, or in the absence of any such warranty(ies), the remedies available to the Prime Contractor and the Government under this requirement shall include those provided in the Inspection clause(s) of this subcontract. Nothing in this requirement shall be construed to limit any rights or remedies the Prime contractor or Government may otherwise have under this subcontract.

        (5) Unless specified elsewhere in the subcontract, the Subcontractor will also deliver to the Prime Contractor a report summarizing any Year 2000 compliance testing that was performed and the results thereof.

        (6) The remedies available to the Prime Contractor and the Government for noncompliance with this requirement shall remain available until 31 January 2001, or one hundred eighty (180) days after acceptance of the last deliverable IT item by the Government under this subcontract (including any option exercised hereunder), whichever is later.

ARTICLE XIII NOTICE OF DELAYS; ACTION

(a) Notice. In the event the Subcontractor encounters difficulty in meeting performance requirements, or when it anticipates difficulty in complying with the Subcontract or PO delivery schedule or date, or whenever the Subcontractor has knowledge that any actual or potential situation is delaying or threatens to delay the timely performance of this Subcontract, the Subcontractor shall immediately notify the AERA Program Manager, in writing, giving pertinent details. However, this Notice shall be informational only in character and this provision shall not be construed as a waiver by AERA of any delivery schedule or data, or any rights or remedies under this Subcontract.

(b) Action. In the event of a delay as described above and after AERA has provided Subcontractor a reasonable opportunity to remedy said delay, AERA may unilaterally modify the Subcontractor's PO to reduce the technical scope and/or Level of Effort, and/or modify the schedule to permit AERA to remedy the delay.

ARTICLE XIV DISPUTES

(a)     Disputes Involving the Prime Contract and/or the Government

        (1) In the event of (i) a claim by the Subcontractor against the Government, (ii) a claim by the Government against the Subcontractor, (iii) a claim by the Government against AERA, (iv) a claim by AERA against the Government, or (v) an appealable finding of fact or law or judgment by the Government or a Court, to the extent that such claim, finding, or judgment arises from or is related to the Prime Contract and materially affects the Subcontractor's interests, AERA will promptly notify the Subcontractor and, at its option, as permitted by the terms of the Prime Contract, follow one of the following procedures.

                (A) AERA will prosecute, defend, or appeal on behalf of the Subcontractor to the extent of the Subcontractor's interests. The Subcontractor will assist AERA in every reasonable manner, including but not limited to furnishing all documents, statements, witnesses as may be in its employ, and other pertinent information, as required by AERA. Wherever possible, AERA will in good faith consult with respect to, and allow the Subcontractor reasonable opportunity to participate in, such prosecution, defense, or appeal.

                (B) AERA will authorize the Subcontractor to prosecute, defend, or appeal in AERA's name, to the extent of the Subcontractor's interest.

        (2)     Effect of Decisions.

                (A) All preliminary and final decisions and judgments issued by the Government or a Court pursuant to claims or appeals within the scope of paragraph A.1 of this Article shall be binding upon the Subcontractor to the extent binding on AERA, whether or not Subcontractor was a party to the prosecution, defense, or appeal.

                (B) If, as the result of any decision or judgment which is binding upon AERA and the Subcontractor, AERA is unable to obtain reimbursement from the Government under the Prime Contract for, or is required to refund or credit to the Government any amount with respect to any item of cost or fee for which AERA has reimbursed the Subcontractor, the Subcontractor shall, on demand, promptly repay such amount to AERA.

(b)     Other Disputes. Any dispute which is not within the scope of paragraph
(a)(1) of this Article and which is not disposed of by agreement between AERA and the Subcontractor is reserved to each parties' legal remedies.

(c) Choice of Law and Jurisdiction. The parties agree (1) that this subcontract and any claim or controversy arising out of or related to this subcontract will be governed by the laws of the Commonwealth of Virginia or Federal law, as applicable; (2) to submit to personal jurisdiction in the Commonwealth of Virginia for resolution of any such controversy or claim; and
(3) to bring any legal action arising therefrom in a court of competent jurisdiction in the Commonwealth of Virginia.

(d)     Costs.

        (1) For any prosecution, defense, or appeal by AERA pursuant to paragraph (a)(1)(A) of this Article undertaken solely at the Subcontractor's request or due solely to the Subcontractor's acts or omissions, and any prosecution, defense, or appeal pursuant to paragraph (a)(1)(B) of this Article, Subcontractor shall bear its own costs and attorney's fees and shall pay AERA for all reasonable costs and attorney's fees accrued in connection therewith.

        (2)     For any other prosecution, defense, or appeal under paragraph
(a)(1)(A) of this Article, AERA and the Subcontractor shall share costs as mutually agreed at the outset of the proceeding. Generally, AERA and the Subcontractor shall bear their own costs to the extent that their own interests may be affected.

        (3) In the event of any litigation between AERA and the Subcontractor to resolve any controversy or claim arising out of or related to this subcontract, pursuant to paragraph B of this Article, the parties agree that the losing party in such litigation will bear all reasonable attorney's fees and costs for both parties.

(e) Pending resolution of any dispute, the Subcontractor shall proceed as reasonably directed by AERA in writing.

(f) The rights and obligations provided in this Article shall survive completion of, and final payment under, this Subcontract.

ARTICLE XV LIABILITY

        Notwithstanding any other provision of this Subcontract, the Subcontractor accepts, with respect to its work, the same obligation, liabilities, and responsibilities that AERA accepts under the Prime Contract. In the event that provisions from the Prime Contract were inadvertently omitted from the Subcontract; the Government unilaterally updates, modifies, or adds provisions to the Prime Contract; and/or the Government unilaterally imposes mandatory provisions on AERA that require flow down to Subcontractors, such provisions shall be added unilaterally to the Subcontract by modification. If the Subcontractor declines to accept any such provision, AERA may terminate the Subcontract.

        The Parties agree to defend, indemnify, and hold each other harmless from any and all claims, injuries, damages, or other liability arising under statute, in tort, or breach of contract and resulting directly or indirectly from any intentional or negligent (including grossly negligent) acts or failure to act by the indemnifying party's principals, officers, agents, or employees, arising in favor of any person or entity.

        Subcontractor shall be liable to AERA for all costs not reimbursed by the Government which AERA incurs as a result of the Subcontractor's failure to perform satisfactorily its portion of work in accordance with the Subcontract terms. Subcontractor liability shall include but not be limited to increased costs resulting from the Subcontractor-caused delays or improper Subcontractor-related costs.

        AERA shall have the right to terminate this Subcontract and Purchase Orders hereunder for default, in whole or in part, on the same terms as set forth in General Provisions clauses, FAR Subpart 52.249-6 Termination -(Cost Reimbursement). Prior to termination of this Subcontract for default, AERA shall notify the Subcontractor in writing of the basis for its intention to terminate and provide the Subcontractor with a reasonable opportunity to remedy the deficiencies. In the event AERA terminates this Subcontract for default in accordance with the paragraphs above, AERA reserves the right to complete any portion, in whole or in part, of the Subcontractor's effort and invoice the Government for such efforts.

Notwithstanding any other provisions of this Subcontract, AERA may not terminate this Subcontract for its own convenience, in whole or in part, unless the Prime Contract shall first have been correspondingly terminated for convenience by the Government, in whole or in part.

ARTICLE XVI CHANGES

Any changes to the expressed terms, conditions, or specifications of this Subcontract shall be ineffective unless and until reduced to writing and signed by both parties, unless otherwise specifically provided for herein. The failure of either Party to enforce this Article shall not be construed as a waiver of this Article.

ARTICLE XVII SCOPE OF AGREEMENT

This Subcontract constitutes the entire agreement between AERA and the Subcontractor and rescinds all communications, oral or written, including any prior Subcontracting agreements to the extent applicable to this Subcontract, between AERA and the Subcontractor in relation to the subject matter of this Subcontract. No other agreement or understanding exists between AERA and the Subcontractor except as set forth in this Subcontract. These terms and conditions shall prevail notwithstanding any additional or different terms and conditions of any order accepted by the Subcontractor with respect to the services to be provided hereunder.

ARTICLE XVIII ASSIGNMENT

This Subcontract may not be assigned or delegated, in whole or part, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Absent such consent, any assignment shall be void. This Subcontract shall inure to the benefit of, and shall be binding upon, the Parties' successors and assigns.

ARTICLE XIX WAIVER

The failure of either Party at any time to enforce or require performance of any of the provisions of this Agreement shall not be construed as a waiver of such provision, shall not affect the validity of this Agreement or any of its Provisions, and shall not affect the right of either Party thereafter to enforce each and every provision.

ARTICLE XX GENERAL AND SPECIAL PROVISIONS

This Subcontract incorporates by reference the Federal Acquisition Regulation
(FAR), Defense Federal Acquisition Regulation Supplement (DFARS), and other Prime Contract provisions listed in Attachment E, "General Provisions." The General Provisions are hereby incorporated by reference with the same force and effect as if set forth in full text. Special Provisions are included in Attachment F hereto.

ARTICLE XXI SECOND TIER SUBCONTRACTORS

Second tier Subcontractors are prohibited unless authorized by AERA in writing. Unless approved in advance, costs incurred for unauthorized second tier Subcontractors are unallowable under this Subcontract. Consultants are allowable and are not subject to this Article.

ARTICLE XXII ATTACHMENTS

        Attachment A Statement of Work

        Attachment B Reserved

        Attachment C DD Form 254

        Attachment D Proprietary Data

        Attachment E General Provisions

        Attachment F Special Provisions

ARTICLE XXIII ORDER OF PRECEDENCE

Any conflict within this Subcontract or between or among this Subcontract, its Attachments, and the Prime Contract shall be resolved by giving precedence as follows:

(a)     Attachment F, Special Provisions

(b)     Subcontract Articles I through XXIII

(c)     Attachment E, General Provisions

(d)     Other Attachments

Article XXIV POINTS OF CONTACT

Except as specifically stated elsewhere in this Subcontract, all communication under this Subcontract shall not be considered received by AERA unless in writing and addressed to AERA's Director of Contracts.

AERA                                             Subcontractor
----                                             -------------
Program Manager:                                 Program Manager:
James Fenner                                     David Cabrinha
AERA, Inc.
TBD
TBD                                              (703) 741-7234
PH: TBD, FAX TBD

Contracts:                                 Contracts:

Director of Contracts or
Diana Filling, Contracts Administrator     Chris Wolf
AERA, Inc.                                 Anadac, Inc.
6350 Walker Lane, Suite 100                2345 Crystal Drive, Suite 708
Alexandria, VA 22310                       Arlington, VA 22201
(703) 922-4760 FAX (703) 922-0831          703-741-7075 FAX 703-413-4823

--------------------------------------------------------------------------------
Controller:                                Invoicing/Payment:

Kenny Pedro                                David Mai
AERA, Inc.
6350 Walker Lane, Suite 100                (703) 741-7046
Alexandria, VA 22310
(703) 922-4765 FAX (703) 922-0831

--------------------------------------------------------------------------------


IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

ADVANCED ENGINEERING & RESEARCH            ANADAC, INC.
ASSOCIATES, INC.



BY:  /s/ JOSEPH A. STEELE                  BY:  /s/ CHRISTOPHER WOLF
   ------------------------------             ------------------------------
                                                Christopher Wolf

Name:  Joseph A. Steele
     ----------------------------          ---------------------------------
                                           Vice President, Contracts &
Title:  Director of Contracts              Procurement
      ---------------------------          ---------------------------------

Date:    8/25/2000                            8/25/00
     ----------------------------          ---------------------------------


                                  ATTACHMENT A


                               STATEMENT OF WORK

                                  ATTACHMENT B

                                    RESERVED

                                  ATTACHMENT C

                                  DD FORM 254



          To be provided by subcontract modification when/if required.

                                  ATTACHMENT D

                                PROPRIETARY DATA

                                  ATTACHMENT E

                               GENERAL PROVISIONS

                                  ATTACHMENT F

                               SPECIAL PROVISIONS


1.     NONE.